EXHIBIT 99.1

Gasco
------
Energy



For Release at 8:30 AM EDT on July 25, 2007

            GASCO ENERGY RESUMES COMPLETION OPERATIONS ON MANCOS TEST

DENVER - (PR Newswire) - July 25, 2007 - Gasco Energy, Inc. (AMEX: GSX) today announced that it has successfully completed the wellbore remediation process on the Gasco-operated Federal #14-31 (GSX: 100% WI), a deep gas test drilled to total depth of 16,763 feet to evaluate the productive potential of the Wasatch, upper and lower Mesaverde, Blackhawk, Mancos and Dakota formations. The remediation process fully restored wellbore integrity allowing the Company to immediately commence completion activities on the four remaining Mancos intervals identified in open-hole log analysis. The lower-most Mancos interval was completed prior to commencing the remediation process The remaining formations, the Wasatch, upper and lower Mesaverde and Blackhawk, are expected to be completed after production data and reservoir characteristics of the Mancos zones have been fully evaluated by engineers.

Q207 Results
Gasco is scheduled to announce its second quarter results on August 1, 2007. The Company will host a conference call on August 2, 2007 at 10:30 AM EDT. Details are available by clicking on this link:
http://biz.yahoo.com/prnews/070720/laf006.html?.v=101

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and petroleum exploitation and development and production company engaged in locating and developing hydrocarbons resources, primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.


Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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